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                                                                   EXHIBIT 10.17

                   SEPARATION AGREEMENT AND GENERAL RELEASE
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     THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is entered into this 6/th/ day of December, 1999, by and between Mark G. Eisenschenk, an individual resident of North Oaks, Minnesota ("Eisenschenk"), and Verdant
Brands, Inc., a Minnesota corporation formerly known as Ringer Corporation ("Verdant").

     WHEREAS, Eisenschenk has been an exemplary employee of Verdant for more than five (5) years and currently serves as Verdant's Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

     WHEREAS, Verdant and Eisenschenk have mutually agreed that it is in each of their best interests for Eisenschenk's employment with Verdant to cease at the close of business on December 1, 1999 (the "Termination Date"); and

     WHEREAS, as an inducement to Verdant to enter into this Agreement, Eisenschenk is willing to provide Verdant with a full and complete release of all actual and potential claims which Eisenschenk may have against Verdant, including, but not limited to, any claim that might arise out of Eisenschenk's employment with Verdant or the termination thereof;

     NOW, THEREFORE, in consideration of the premise, the respective promises contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Eisenschenk and Verdant agree as follows:

     1. Eisenschenk and Verdant agree that Eisenschenk's employment with Verdant shall be deemed to have terminated at the close of business on the Termination Date.

     2. In full settlement of all charges, rights, suits, demands, controversies, claims and/or causes of action which Eisenschenk may have, or claim to have, against Verdant, Verdant agrees to make the following payments to Eisenschenk and provide the following benefits to Eisenschenk for the period beginning on the Termination Date and ending on November 30, 2000 (the "Severance Period"), unless otherwise noted:

          (a) The sum of $125,000, as severance pay, paid ratably on a semi-monthly basis, less legally required deductions and withholdings, during the Severance Period;

          (b) One hundred percent (100%) of his Verdant-sponsored group health, dental and long-term disability insurance benefits providing for family coverages for health and dental coverages, or at the option of Eisenschenk, reimbursement for 100% of the cost of similar health, dental and long-term disability insurance policies if such policies are obtained by Eisenschenk from other insurance carriers;

          (c) An executive office space allowance of $1,000 per month for a period of one (1) year beginning on the earlier of (i) date in which Eisenschenk first secures and occupies such office space; or (ii) March 1, 2000; and

          (d) Transfer to Eisenschenk of the personal computer system which is currently utilized by Eisenschenk at Verdant, consisting of a computer processor, monitor and printer.

     Notwithstanding the above, if during the Severance Period, Eisenschenk obtains full-time employment from an employer other than Verdant, (i) the amount of compensation he receives from such

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other employment from and after the date which is six (6) months after the
Termination Date shall be offset dollar-for-dollar against Verdant's severance obligations under this Agreement, and (ii) the insurance benefits provided under section 2(b) shall terminate as of the date that comparable coverage under such new employment commences.

     3. Effective as of the Termination Date, the Company shall cancel that certain promissory note, dated April 29, 1997 (the "Note"), which was delivered to the Company by Eisenschenk in connection with the purchase by Eisenschenk of 10,000 (post-reverse stock split) shares of the Company's common stock pursuant to an agreement, dated April 29, 1997 (the "Stock Purchase Agreement"), and Eisenschenk shall thereafter be released from any continuing obligation to make payment to the Company of his obligations under the Note. As soon as practicable after the Termination Date, the Company shall deliver to Eisenschenk
(a) the original copy of the Note marked "PAID IN FULL", and (b) the certificates evidencing the shares of the Company's common stock which have been pledged to the Company to secure the payment of the Note. As of the Termination Date, the Stock Purchase Agreement, the Note and the stock pledge agreement entered into by Eisenschenk pursuant to the Stock Purchase Agreement shall terminate, shall be null and void and shall be of no continuing legal force or effect, except that the Company shall continue to be obligated to make the cash bonus payment specified in section 6(a)(ii) of the Stock Purchase Agreement to Eisenschenk on or before December 31, 1999.

     4. During the Severance Period, any claim submitted by Eisenschenk under Verdant's group health and/or dental insurance programs is a matter between Eisenschenk and the insurance carrier, and Verdant does not represent or warrant that any such claim will be paid. All other items of remuneration not specifically mentioned above, including, but not limited to, unused or accrued vacation, bonuses, and commissions have been resolved and are included in the Severance Pay.

     5. (a) By this Agreement, Eisenschenk and Verdant intend to settle any and allclaims Eisenschenk has or may have against Verdant as a result of its hiring Eisenschenk, Eisenschenk's employment with Verdant, and/or the cessation of Eisenschenk's employment with Verdant and Eisenschenk acknowledges and agrees that the severance payment and other consideration transferred to Eisenschenk pursuant to this Agreement provide adequate consideration for the release set forth below.

          (b) For the payment and considerations expressed herein, Eisenschenk on behalf of himself and his heirs, personal representatives, successors and assigns, and each of them, hereby releases and discharges Verdant, its officers, employees, agents, assigns, insurers, representatives, counsel, successors, shareholders, and/or directors from all liability for damages and agrees not to institute any claim for damages, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claims for damages via administrative or legal proceedings against Verdant for any such claims, including any and all claims relating to discrimination of any kind; and any contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Verdant's hiring of Eisenschenk, Eisenschenk's employment with Verdant, and/or the cessation of Eisenschenk's employment with Verdant; however, Eisenschenk does not waive any claims arising after the execution of this Agreement (including claims for expense reimbursement under section 10).

          (c) Eisenschenk has been informed of his right to revoke this Agreement as it relates to and extends to potential claims under the Age Discrimination in Employment Act 29 U.S.C. (S)(S) 621, et seq. by informing
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Verdant of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement. This Agreement shall not become effective or enforceable until such seven (7) day period has expired.

          (d) The terms of this Agreement shall be open for acceptance by him for a period of fourteen (14) days during which time he may consider whether to accept this Agreement. Such fourteen

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(14) day period shall begin to run on the date of this Agreement, and this
Agreement shall not become effective or enforceable until such seven (7) day period has expired.

     6. During each of the first three (3) months of the Severance Period, Eisenschenk agrees to provide Verdant with up to ten (10) hours of his time to assist Verdant with issues to which Eisenschenk has special knowledge. To the extent Eisenschenk provides services to Verdant in excess of ten (10) hours per month during the first three (3) months of the Severance Period, Verdant shall compensate Eisenschenk at the rate of $75 per hour, which compensation shall be paid to Eisenschenk within fourteen (14) days of Eisenschenk's presentation of billing for such services.

     7. During the Severance Period, Eisenschenk shall not participate in activities deemed to be in direct competition with Verdant in any phase of its business, including the rendering of services relating to the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices or systems related to the products or services currently being sold by Verdant. However, advisory services provided by Eisenschenk to businesses in the lawn and garden, agricultural, pest control and environmentally sensitive products industries which relate to general corporate, business development and corporate financing matters are not a violation of this covenant not-to-compete with Verdant.

     8. The benefits contained in this Agreement which flow to Eisenschenk from Verdant are subject to termination, reduction, or cancellation in the event that Eisenschenk takes any action or engages in any conduct deemed by Verdant to be in violation of this Agreement.

     9. Eisenschenk agrees not to disclose the terms and conditions of this Agreement to any past, present, or future employee of Verdant, or any other individual or entity, except his attorney, accountant, tax consultant, state and federal tax authorities, or as may be required by law; and Verdant also agrees not to disclose the terms and conditions of this Agreement, except as it deems necessary to its managers, officers, directors, shareholders, insurers, attorneys, accountants, auditors, state and federal tax authorities, or as may be required by law.

     10. Eisenschenk will submit any final open expense reports to Verdant for reimbursement by December 20, 1999. After the Termination Date, Eisenschenk shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of Verdant, unless such items have been pre-approved by Verdant's President.

     11. (a) This Agreement is personal to Eisenschenk and may not be assigned by Eisenschenk to any person or entity with the exception of Eisenschenk's surviving spouse and/or estate without the written agreement of Verdant.

          (b) This Agreement shall not in any way be construed as an admission by Verdant that it has acted wrongfully with respect to Eisenschenk or any other person, or that Eisenschenk has any rights whatsoever against Verdant, and Verdant specifically disclaims any liability to, or wrongful acts against, Eisenschenk or any other person, on the part of itself, its employees or its agents.

          (c) In the event that federal or state agencies request information from Verdant concerning the date Eisenschenk left his employment at Verdant, Verdant will respond that his employment terminated upon the close of business on the Termination Date.

          (d) This Agreement contains the entire agreement between the parties. Eisenschenk here by affirms that his rights to payments or benefits from Verdant are specified exclusively and completely in this Agreement. Any modification of, or addition to, this Agreement must be in writing signed by Eisenschenk and by Verdant.

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          (e)  To the extent any clause or provision of this Agreement shall be determined to be invalid and unenforceable, such clause or provision shall be deleted and the validity and enforceability of the remainder of this Agreement shall be unaffected.

          (f) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota.

          (g) Eisenschenk hereby affirms and acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. Eisenschenk warrants and represents that he understands the meaning of the terms of this Agreement and their effects and that he enters into this Agreement freely and voluntarily.

     IN WITNESS WHEREOF, Eisenschenk and Verdant have executed this Agreement by their signatures below.

                                           /s/ Mark G. Eisenschenk
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                                               Mark G. Eisenschenk


                                       VERDANT BRANDS, INC.


                                       By  /s/ Stanley Goldberg
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                                               Stanley Goldberg, Chairman

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